Exhibit 10.1
SUBLEASE AGREEMENT
     This Sublease Agreement (“Sublease”) is made as of the 26th day of April, 2006, by and between CancerVax Corporation, a Delaware corporation (“Sublandlord”), and Genoptix, Inc., a Delaware corporation (“Subtenant”).
RECITALS
     This Sublease is made with regard to the following facts:
A. Sublandlord is the tenant under that certain Standard Industrial/Commercial Single-Tenant Lease-Net dated August 31, 2001 (the “Original Lease”), with Blackmore Airport Centre, a California limited partnership (the “Master Landlord”), as amended by that certain Amendment of Lease dated August 16, 2002 (“First Amendment”), and that certain Amendment of Lease dated May 24, 2004 (“Second Amendment,” and the Original Lease as amended by the First Amendment and the Second Amendment, the “Master Lease”). A copy of the Master Lease is attached as Exhibit A hereto.
B. Section 1.2 of the Master Lease provides that the entire square footage of the building (the “Building”) located at 2110 Rutherford Road, Carlsbad, California, and leased by Sublandlord is approximately 57,365 square feet of space. Sublandlord constructed additional improvements on the second floor of the Building which resulted in an increase in the rentable square footage of the Building leased by Sublandlord to approximately 61,618 rentable square feet of space (the “Premises”).
C. Subtenant desires to sublease from Sublandlord a portion of the Premises (the “Subleased Premises”), which Subleased Premises are more particularly described in Exhibit B attached to this Sublease. Sublandlord has agreed to sublease the Subleased Premises to Subtenant on the terms, covenants and conditions stated in this Sublease.
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Sublease, and for valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:
     1. Sublease. Sublandlord subleases to Subtenant and Subtenant subleases from Sublandlord the Subleased Premises, subject to the terms, covenants, and conditions contained in this Sublease. Sublandlord and Subtenant agree that the Subleased Premises contain 46,527 rentable square feet of space on the ground floor of the Building.
     2. Term. Subject to the condition set forth in Section 14.6 below, the terms and provisions of this Sublease shall be effective between Sublandlord and Subtenant as of the date of mutual execution of this Sublease. The term of this Sublease (the “Term”) will commence on May 1, 2006 (the “Sublease Commencement Date”) and will expire, unless sooner terminated as provided in the Master Lease, on June 30, 2012 (the “Expiration Date”). In no event shall the Expiration Date of the Sublease exceed the termination date of the Master Lease.

     3. Base Rent. Subtenant will pay monthly base rent (“Base Rent”) for the Subleased Premises during the Term in the amount set forth in Exhibit C attached hereto. Upon execution of this Sublease, Subtenant shall pay Base Rent for August 2006 to Sublandlord. Furthermore, in the event that the Term begins or ends on a date that is not the first day of a month, Base Rent will be prorated as of that date. Notwithstanding anything in this Section 3, Subtenant shall not be required to pay Base Rent for the months of May 2006, June 2006 and July 2006, but shall pay all other amounts required to be paid by Subtenant hereunder.
          3.1 Security Deposit. Subtenant shall furnish Sublandlord with an irrevocable standby letter of credit (“Letter of Credit”) in a form reasonably acceptable to Sublandlord and Comerica Bank, naming Sublandlord, as beneficiary, from Comerica Bank or other institution reasonably acceptable to Sublandlord (“Bank”) (which institution shall be acceptable to Sublandlord if Sublandlord determines it is a bank of the size and quality of Comerica Bank), in the original amount of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) to be used by Sublandlord as a security deposit to secure Subtenant’s faithful performance of all terms, provisions and conditions of this Sublease. Each Letter of Credit shall: (a) have an initial term of at least one hundred twenty (120) days; (b) be drawable upon presentation of a sight draft at the Bank’s office located in San Diego, California; (c) be transferable at Sublandlord’s election to any successor of Sublandlord at Subtenant’s sole cost; and (d) permit partial draws and multiple presentations. Subtenant shall furnish the Letter of Credit to Sublandlord within five (5) business days of the full execution of this Sublease. Subtenant may replace the Letter of Credit at any time with another letter of credit that satisfies all of the requirements for the Letter of Credit. Subtenant shall so replace each Letter of Credit at least thirty (30) days before its date of expiration (as it may have been extended), unless such date of expiration will occur at least sixty (60) days after the Expiration Date, in which case Subtenant shall have no obligation to replace such Letter Credit. Sublandlord may draw upon a Letter of Credit if (x) Subtenant files a voluntary petition in bankruptcy, or an involuntary petition in bankruptcy is filed against Subtenant that is not dismissed within sixty (60) days of such filing, or (y) before the thirtieth (30th) day after the Expiration Date, the Letter of Credit is due to expire within thirty (30) days (after taking into account any extension of the Letter of Credit that may have then occurred). Upon any default under the Sublease after expiration of the applicable cure periods, Sublandlord shall be permitted to draw upon the Letter of Credit and use the proceeds of the Letter of Credit on the same terms and provisions of Paragraph 5 of the Master Lease; provided, however, that Sublandlord shall only draw down such amounts that do not exceed Sublandlord’s good faith estimate of the sum of (a) damages suffered by Sublandlord because of such default and (b) the cost to cure such default.
     If Sublandlord draws upon the Letter of Credit, then within fifteen (15) days following Sublandlord’s written request therefor, Subtenant shall replace the Letter of Credit with a new letter of credit which meets the criteria of the Letter of Credit under this Section 3. Upon receipt of such replacement Letter of Credit from Subtenant, Sublandlord shall promptly refund to Subtenant any amounts drawn under the former Letter of Credit that exceed amounts used to cure Subtenant’s default and the amount of damages Sublandlord suffered because of such default under the Sublease.
     Sublandlord and Subtenant acknowledge that the required amount of the Letter of Credit will be reduced during the Term of the Sublease, and so long as Subtenant is not then, and during the previous twelve (12) month period, has not been, in default under this Sublease beyond applicable notice and cure periods, the required amount of the Letter of Credit (and total required security deposit) shall be reduced as follows:
1.	On June 30, 2008, the required Letter of Credit amount shall be reduced to Three Hundred Sixty Thousand and 00/100 Dollars ($360,000.00);

2.	On June 30, 2009, the required Letter of Credit amount shall be reduced to Two Hundred Seventy Thousand and 00/100 Dollars ($270,000.00);

3.	On June 30, 2010, the required Letter of Credit amount shall be reduced to One Hundred Eighty Thousand and 00/100 Dollars ($180,000.00); and

4.	On June 30, 2011, the required Letter of Credit amount shall be reduced to Ninety Thousand and 00/100 Dollars ($90,000.00).
If the amount of the Letter of Credit is to be reduced, then Sublandlord shall, at Subtenant’s sole cost and expense, extend reasonable cooperation and execute such reasonable and customary documents as the Bank may require in issuing any modified or replacement Letter of Credit, and shall return the Letter of Credit it then holds promptly after it receives the replacement Letter of Credit in the reduced amount.
     4. Reimbursable Expenses. Subtenant shall pay to Sublandlord, as additional rent, seventy-six percent (76%) (“Subtenant’s Pro Rata Share”) of the Reimbursable Expenses (as defined below) incurred by Sublandlord during the Term of the Sublease. Subtenant’s Pro Rata Share is determined by dividing 46,527 rentable square feet of the Subleased Premises by the 61,618 rentable square feet of the Premises. Subject to Section 4.2, “Reimbursable Expenses” means and includes all expenses incurred by Sublandlord in the operation or maintenance of the Building, including all amounts Sublandlord is required to pay to Master Landlord under Sections 8, 10, 11 and 52 of the Master Lease, and including (i) real property taxes; (ii) real property, liability, personal property and business interruption insurance; (iii) landscape maintenance costs; (iv) common area maintenance fees (including, but not limited to, the costs of water, gas, electricity and telephone service to the Building, maintenance of and improvements to parking areas, loading and unloading areas, trash areas, roadways, parkways, walkways, driveways, lighting facilities, fences and gates, trash disposal, pest control services, property management, security services and the costs of any environmental inspections); (v) all costs of maintaining and repairing the Building; (vi) costs of maintaining, operating or repairing the Building’s mechanical, electrical and other systems, including the Building’s heating, ventilation and air conditioning system (“HVAC System”); (vii) costs of fire sprinkler maintenance; monitoring, testing and certification; (viii) costs of roof inspections, repair and maintenance; (ix) concrete sealer maintenance costs; (x) fossil filter maintenance costs; (xi) backflow maintenance costs; (xii) window washing costs; (xiii) janitorial costs; and (xiv) internal and external Building structure, maintenance and repair costs. Any costs that are specifically attributable to or incurred at the request of or for the benefit of, a specific tenant of the Building shall be allocated entirely to such tenant and shall be excluded from Reimbursable Expenses, and Subtenant shall have no obligation to pay any such amounts. However, Subtenant shall pay

Subtenant’s Pro Rata Share of any Reimbursable Expenses which are not specifically attributable to a specific tenant to Sublandlord.
          4.1 Partial Building Occupation. If the occupancy of the Building during any part of the Term of this Sublease is less than ninety-five percent (95%), Sublandlord shall make an appropriate adjustment of the variable components of the Reimbursable Expenses during that time period, as reasonably determined by Sublandlord using sound accounting and management principles, to determine the amount of Reimbursable Expenses that would have been incurred had the Building been ninety-five percent (95%) occupied. This amount shall be considered to have been the amount of operating expenses for such time period. For purposes of this Section 4, variable components include only those components that are affected by variations in occupancy levels.
          4.2 Exclusions from Reimbursable Expenses. Despite any other provisions of this Section 4, and notwithstanding any provision in this Sublease to the contrary, Reimbursable Expenses shall not include the following: (i) depreciation, amortization or interest payments, and interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building; (ii) payments of base rent under the Master Lease; (iii) legal fees incurred in negotiating and enforcing tenant leases, and any in-house legal or accounting fees; (iv) advertising and marketing costs, including, without limitation, real estate brokers’ leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants, subtenant or other occupants of the Building; (v) improvements or alterations to tenant spaces or any costs incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants, subtenants or other occupants of the Building; (vi) the cost of providing any service directly to and paid directly by any tenant; (vii) any costs expressly excluded from Reimbursable Expenses elsewhere in this Sublease; (viii) costs of capital improvements, except for costs incurred in connection with the Building that are (a) intended as a labor-saving device or to effect other economies in the maintenance or operation of, or stability of services to, all or part of the Building, or (b) are required under any government law or regulation but that were not required in connection with the Building when permits for the construction of the Building were obtained, and all such costs shall be amortized over the useful life of the capital improvement in accordance with generally accepted accounting principles; (ix) any ground lease rental; (x) costs incurred by Sublandlord for the repair of damage to the Building, to the extent that Sublandlord is reimbursed by insurance proceeds; (xi) expenses in connection with services or other benefits which are not offered to or provided to Subtenant and which are offered or provided to another tenant or occupant of the Building; (xii) costs incurred by Sublandlord due to the negligent or intentional violation by Sublandlord of the Master Lease unless caused by Subtenant; (xiii) costs incurred in connection with upgrading the Building (but not the Premises) to comply with disability, life, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including, without limitation, the Americans with Disabilities Act, including penalties or damages incurred due to such non-compliance; (xiv) tax penalties incurred as a result of Sublandlord’s negligence, inability or unwillingness to make payments and/or to file any tax or informational returns when due; (xv) any management fees in excess of those management fees which are normally and customarily charged by landlords of buildings which are located in the vicinity of and are comparable to the Building (“Comparable Buildings”); (xvi) costs arising from the negligence or fault of other tenants or Sublandlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Sublandlord or its agents; and (xvii) notwithstanding any contrary provision of the Sublease, including, without limitation, any provision relating to capital expenditures, any and all costs arising from the presence on the date hereof of hazardous materials or substances (as defined by applicable laws in effect on the date the Sublease is executed) in or about the Subleased Premises or the Building, including, without limitation, Hazardous Substances in the ground water or soil, not placed on the Premises or in the Building by Subtenant; and (xviii) costs arising from latent defects in the base, shell or core of the Building of which Sublandlord is aware on the date hereof.
          4.3 Payment of Reimbursable Expenses. Subtenant shall pay to Sublandlord: (a) Subtenant’s Pro Rata Share of Reimbursable Expenses at least three (3) business days prior to the date Sublandlord must pay Sublandlord’s share to the Master Landlord pursuant to the terms of the Master Lease if the Master Lease requires Sublandlord to pay such amount to the Master Landlord, provided that Sublandlord shall have delivered a statement of estimated or actual Subtenant’s Pro Rata Share to Subtenant; and (b) within ten (10) days after the Sublandlord presents a reasonably detailed statement of actual expenses to Subtenant for all other Reimbursable Expenses. At Subtenant’s reasonable request, Sublandlord shall provide Subtenant with additional documentation relating to the actual Reimbursable Expenses set out in such statement. At Sublandlord’s option, however, an amount may be estimated by Sublandlord from time to time of Subtenant’s actual share of Reimbursable Expenses and the same shall be payable monthly or quarterly as Sublandlord shall designate, during each twelve month period of the Term, on the same day as Base Rent is due hereunder. Sublandlord shall deliver to Subtenant within sixty (60) days after the expiration of each calendar year a reasonably detailed statement showing Subtenant’s actual share of Reimbursable Expenses incurred during such calendar year (“Reconciliation Statement”). If Subtenant’s payments under this Section 4 during the preceding year exceed Subtenant’s actual share of the Reimbursable Expenses incurred during such year as indicated on the Reconciliation Statement, Sublandlord shall credit the amount of such overpayment against Subtenant’s Pro Rata Share of the Reimbursable Expenses next becoming due. If Subtenant’s payments under this Section 4 during the preceding year were less than Subtenant’s share as indicated on the Reconciliation Statement, Subtenant shall pay to Sublandlord the amount of the deficiency within ten (10) days after delivery by Sublandlord to Subtenant of the Reconciliation Statement. Notwithstanding any provision to the contrary in this Sublease, in the event that Sublandlord fails to deliver the Reconciliation Statement within three hundred sixty-five (365) days after the expiration of the applicable calendar year, including the calendar year in which the Expiration Date or date of earlier termination of this Sublease falls, Sublandlord shall be conclusively deemed to have waived its right to recover any amount of deficiency for such calendar year, and in no event shall Subtenant have any obligation to pay such amount.
          4.4 Audit Right. In the event of any dispute as to any amount due hereunder by Subtenant for Reimbursable Expenses, Subtenant shall have the right upon reasonable advance written notice to inspect Sublandlord’s accounting records relative to Reimbursable Expenses at the office in the building in which Sublandlord maintains its records during normal business hours at any time within ninety (90) days following the furnishing by Sublandlord to

Subtenant of such statement, provided that such records shall be maintained in the continental United States. Any outside consultant engaged by Subtenant in connection with such review shall be engaged only on a non-contingency fee basis and shall be a certified public accountant. If Subtenant objects to Sublandlord’s calculation by written notice delivered to Sublandlord within such ninety (90) day period, then a certification as to the proper amount of Reimbursable Expenses shall be made by another independent Certified Public Accountant mutually agreed upon by the parties, which certification shall be final and conclusive. Subtenant agrees to pay the cost of such certification unless it is determined that Sublandlord’s original determination of Reimbursable Expenses was in error by more than five percent (5%) over Subtenant’s actual obligation, in which case Sublandlord shall pay the cost of such certification and all of Subtenant’s audit costs.
     5. Right of First Refusal. Subtenant shall have, during the Sublease Term and any extensions thereof, the continuing right of first refusal (the “Right of First Refusal”), subject to consent by the Master Landlord, to lease the entire second floor of the Building or portion thereof for office-related use (the “Second Floor Space”) which Second Floor Space consists of approximately 15,091 rentable square feet. At such time as Sublandlord receives a bona fide offer from a third party to lease all or any portion of the Second Floor Space which Sublandlord is willing to accept, Sublandlord shall provide Subtenant with written notice thereof (the “Notice”). The Notice shall specify all of the basic economic terms of Sublandlord’s proposed leasing of the Second Floor Space or portion hereof, including the term, rental rate, any tenant improvement allowance, free rent periods, any other material financial terms and the portion of the Second Floor Space to be subleased. Upon receipt of the Notice, Subtenant’s Right of First Refusal will be triggered and the following provisions shall control Subtenant’s exercise (or non-exercise) thereof.
          5.1 Procedure. Subtenant shall have five (5) business days from receipt of the Notice during which to exercise Subtenant’s Right of First Refusal to lease the Second Floor Space (or portion thereof). Such election may only be made by Subtenant’s delivery of written notice (“Exercise Notice”) to Sublandlord within such five (5) business day period. Subtenant’s failure to timely provide the Exercise Notice to the Sublandlord shall constitute Subtenant’s deemed waiver of Subtenant’s Right of First Refusal, and Sublandlord may thereafter sublease the Second Floor Space to any prospective tenant, subject to obtaining consent of the Master Landlord, on all of the same terms as those set forth in the Notice. If no such sublease is executed with a subtenant within sixty (60) days after the expiration of the five (5) business day period following receipt of the Notice on the same terms as provided in the Notice, then Subtenant’s Right of First Refusal will be reinstated on the terms and provisions of this Section 5, including reinstatement of Subtenant’s rights to receive an updated Notice. In the event that Sublandlord timely enters into a sublease with a third party for less than the entirety of the Second Floor Space, Subtenant’s Right of First Refusal shall apply to the balance of the Second Floor Space.
          5.2 Exercise. Upon exercise by the Subtenant of Subtenant’s Right of First Refusal pursuant to delivery of the Exercise Notice, (i) Sublandlord shall use its good faith efforts and commercially reasonable diligence to obtain the consent of the Master Landlord within thirty (30) days of delivery of the Exercise Notice, (ii) upon obtaining the consent of the Master Landlord, Subtenant and Sublandlord shall, within fifteen (15) days after obtaining the

Master Landlord’s consent, execute an amendment to this Sublease to include the Second Floor Space as part of the Subleased Premises, (iii) the rental rate, rent increases, rent commencement, tenant improvement allowance (if any), and other economic terms and conditions applicable to such additional space (other than the term) shall be those set forth in the applicable Notice delivered to Subtenant pursuant to this Section 5, and (iv) all of the other terms and conditions of this Sublease shall apply to the Second Floor Space, as if originally included as part of the Subleased Premises. If the Sublandlord is unable to obtain the consent of the Master Landlord to the Subtenant’s exercise of the Right of First Refusal within forty-five (45) days of Subtenant’s exercise of the Right of First Refusal, then Subtenant’s exercise of the Right of First Refusal shall be deemed null and void, and the Sublandlord may thereafter sublease the Second Floor Space to any prospective subtenant on the same terms and conditions on which the Sublandlord could have offered the Second Floor Space if Subtenant had not exercised Subtenant’s Right of First Refusal.
     6. Use. Subtenant agrees to use the Subleased Premises in accordance with the provisions of the Master Lease and this Sublease, and for no other purpose.
     7. Master Lease. As applied to this Sublease, the words “Lessor” and “Lessee” in the Master Lease will be deemed to refer to Sublandlord and Subtenant, respectively, under this Sublease.
     Except as otherwise expressly provided in Section 9 of this Sublease, the covenants, agreements, provisions, and conditions of the Master Lease, to the extent that they relate to the Subleased Premises and to the extent that they are not inconsistent with the terms of this Sublease, are made a part of and incorporated into this Sublease as if recited in full in this Sublease.
     Except as otherwise provided herein, the rights and obligations of the Master Landlord, as “Lessor,” and the Subtenant, as “Lessee,” under the Master Lease will be deemed the rights and obligations of Sublandlord and Subtenant, respectively, under this Sublease, and will inure to the benefit of, and be binding on, Sublandlord and Subtenant, respectively. As between the parties to this Sublease only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease will control. For the avoidance of doubt, this means that if Subtenant must obtain the Master Landlord’s consent under the Master Lease for any matter, then under this Sublease, the Subtenant must obtain the consent of both Sublandlord and Master Landlord.
     8. Performance by Sublandlord; Status of Master Lease.
          8.1 Sublandlord’s Performance Conditioned on Master Landlord’s Performance. Subtenant recognizes that Sublandlord is not in a position to render any of the services or to perform any of the obligations required of Master Landlord by the terms of the Master Lease, except as otherwise provided in this Sublease. Therefore, despite anything to the contrary in this Sublease, Subtenant agrees that performance by Sublandlord of its obligations under this Sublease is conditioned on performance by the Master Landlord of its corresponding obligations under the Master Lease, and Sublandlord will not be liable to Subtenant for any default of the Master Landlord under the Master Lease, except to the extent caused by

Sublandlord’s default under the Master Lease which is not caused by Subtenant’s default hereunder.
     Subtenant will not have any claim against Sublandlord based on the Master Landlord’s failure or refusal to comply with any of the provisions of the Master Lease unless that failure or refusal is a result of Sublandlord’s breach of the Master Lease. Despite the Master Landlord’s failure or refusal to comply with any of those provisions of the Master Lease, this Sublease will remain in full force and effect and Subtenant will pay the base rent and additional rent and all other charges provided for in this Sublease without any abatement, deduction or setoff. Except as expressly provided in this Sublease, Subtenant agrees to be subject to, and bound by, all of the covenants, agreements, terms, provisions, and conditions of the Master Lease, as though Subtenant was Lessee under the Master Lease.
          8.2 Obtaining Master Landlord’s Consent. Whenever the consent of the Master Landlord is required under the Master Lease, and whenever the Master Landlord fails to perform its obligations under the Master Lease, Sublandlord agrees to use its good faith efforts to obtain, at Subtenant’s sole cost and expense, that consent or performance on behalf of Subtenant. Sublandlord covenants and agrees with Subtenant that Sublandlord will pay all fixed rent and additional rent payable by Sublandlord as Lessee pursuant to the Master Lease.
          8.3 No Existing Defaults. Sublandlord represents and warrants to Subtenant that the Master Lease is in full force and effect, and Sublandlord has neither given nor received a notice of default under the Master Lease, and to Sublandlord’s knowledge, no event has occurred or condition exists, which, with the passage of time or giving of notice, would constitute a default under the Master Lease.
          8.4 Preservation of Master Lease. Sublandlord agrees not to terminate the Master Lease voluntarily, or modify the Master Lease in a manner that increases Subtenant’s obligations or adversely affects Subtenant’s rights under this Sublease without Subtenant’s prior written consent; provided, however, Sublandlord shall give prior written notice to Subtenant of any proposed modifications to the Master Lease, and shall provide Subtenant with copies of any modifications to the Master Lease promptly following execution by Sublandlord and Master Landlord. In the event of any Sublandlord Termination Event (as defined below), Sublandlord shall be liable for, and Subtenant shall be entitled to recover, Subtenant’s actual damages incurred due to the termination of this Sublease as a result of such Sublandlord Termination Event, including costs incurred in securing alternative comparable space. “Sublandlord Termination Event” means a termination of the Master Lease where Subtenant is not permitted or offered the opportunity to remain in the Subleased Premises on the same terms as this Sublease, and which termination is the result of: (i) a default of Sublandlord under the Master Lease, and such Sublandlord default was not as a result of a Subtenant default under this Sublease; (ii) the result of any election or exercise of a right or option held by Sublandlord under the Master Lease to effect such termination; or (iii) Sublandlord’s mutual agreement with the Master Landlord to terminate the Master Lease outside the parameters of the Master Lease. Subtenant and Sublandlord will each refrain from any act or omission that would result in the failure or breach of any of the covenants, provisions, or conditions of the Master Lease on the part of Lessee under the Master Lease, provided that Subtenant’s compliance with its obligations under this Sublease shall satisfy the foregoing requirement.

     9. Variations from Master Lease. As between Sublandlord and Subtenant, the terms and conditions of the Master Lease are modified as stated below in this Section 9:
          9.1 Base Rent; Term; Security Deposit. Despite anything to the contrary stated in the Master Lease, the Term of this Sublease and Base Rent and the amount of the security deposit required of the Subtenant are as stated in Sections 2 and 3 above.
          9.2 Brokers. The parties to this Sublease warrant to each other that neither party dealt with any broker or finder in connection with the consummation of this Sublease other than Burnham Real Estate and Irving Hughes (the “Brokers”), and each party agrees to protect, defend, indemnify and hold the other party harmless from and against any and all claims or liabilities for brokerage commissions or finder’s fees arising out of that party’s acts in connection with this Sublease to anyone other than the Brokers. Sublandlord shall be solely responsible for payment of all fees and commissions to the Brokers payable in connection with this Sublease. The provisions of this Section 9.2 will survive the expiration or earlier termination of this Sublease.
          9.3 Maintenance of the Building. Subject to Section 14.7 and 14.8, Sublandlord, subject to reimbursement pursuant to Section 4, shall keep in good order, condition and repair the foundations, exterior walls, interior bearing walls, exterior roof, fire sprinkler system, fire hydrants, parking lots, walkways, parkways, driveways, landscaping, fences, signs and utility systems that serve the common areas or that serve both the Second Floor Space and the Premises and shall maintain and operate the HVAC System. Sublandlord shall not be obligated to paint the exterior or interior surfaces of exterior walls nor shall Sublandlord be obligated to maintain, repair or replace windows, doors or plate glass of the Premises. Subtenant expressly waives the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Sublease.
          9.4 Notices. Any notice that may or must be given by either party under this Sublease will be delivered (i) personally, (ii) by certified mail, return receipt requested, or (iii) by a nationally recognized overnight courier, addressed to the party to whom it is intended. Any notice given to Sublandlord or Subtenant shall be sent to the respective address set forth on the signature page below, or to such other address as that party may designate for service of notice by a notice given in accordance with the provisions of this Section 9.4. A notice sent pursuant to the terms of this Section 9.4 shall be deemed delivered (A) when delivery is attempted, if delivered personally, (B) three (3) business days after deposit into the United States mail, or (C) the business day following deposit with a nationally recognized overnight courier.
          9.5 Amounts Payable. All amounts payable under this Sublease by Subtenant are payable directly to Sublandlord.
          9.6 Provisions of Master Lease Not Applicable. The following provisions of the Master Lease shall not apply to this Sublease: (a) Sections 1.1 through 1.7, inclusive, 1.10, 3, 10.1, 10.2, 15, 16.1 (provided that Subtenant shall execute any such statement if so requested by Master Landlord), 22 (but only the last sentence thereof), 23, 49(b), 50, 51, 54, 62 and 63, (b) Exhibits A, B, and C to the Master Lease, (c) the entire Second Amendment, and (d) all references in the Master Lease to “Tenant Improvements” and “Letter of Credit.”

          9.7 “As-Is.” Sublandlord will deliver the Subleased Premises to Subtenant in their current “as is” condition; provided, however, that the Subleased Premises shall be in broom-clean condition, and the Sublandlord shall deliver all plumbing, mechanical, electrical lighting and other building systems in the Subleased Premises to the Subtenant in good working order.
     Notwithstanding the foregoing, Sublandlord, at Sublandlord’s sole cost, shall use commercially reasonable efforts to, prior to the Commencement Date, (a) install additional key card security readers in the Building for purposes of protecting the Subleased Premises against unauthorized access by the occupant of the Building’s second floor (the “Second Floor Occupant”), and to protect the second floor of the Building against unauthorized access, as set forth in greater detail in Exhibit D-1, and (b) construct a demising wall as set forth in greater detail in Exhibit D-2. The Subtenant shall control, manage, operate and maintain the key card security access system of the Building. At the direction of any Second Floor Occupant, the Subtenant shall issue key cards to such individuals designated by any Second Floor Occupant and shall manage the key card security access system so that only such designated individuals are permitted access to the Second Floor Space and so that such designated individuals are not permitted access to the Subleased Premises.
          9.8 Furniture, Fixtures and Equipment. Sublandlord and Subtenant agree that the Subleased Premises contain the furniture, fixtures and equipment listed on Exhibit E to this Sublease (the “FF&E”). The FF&E shall not contain any furniture, fixtures or equipment currently located in the Second Floor Space. Subject to the last sentence of this Section 9.8, Subtenant will not remove, and shall have no obligation to remove, any of the FF&E on the expiration of the Term of this Sublease. Subtenant shall have free use of all existing FF&E during the Term, excluding any readily moveable scientific equipment (the “Moveable Equipment”) which has been sold prior to May 1, 2006. Sublandlord shall not be permitted to remove any of the FF&E other than the Moveable Equipment from the Subleased Premises. Subtenant shall be entitled to an option to purchase the FF&E (other than any Moveable Equipment sold by Sublandlord prior to May 1, 2006 as permitted hereunder) for the sum of $1.00 immediately following the thirty-sixth (36th) month of this Sublease, which option may be exercised by written notice by Subtenant given to Sublandlord at any time thereafter during the Term. Following Subtenant’s exercise of its option hereunder, the parties shall execute all agreements, instruments and undertakings reasonably necessary to transfer Sublandlord’s right, title and interest in, to and under such FF&E to Subtenant.
          9.9 Parking. Subject to the terms of the Master Lease, Subtenant shall have exclusive use of 159 unreserved parking spaces (Subtenant’s Pro Rata Share of the 210 available parking spaces) on the Premises as designated by the Sublandlord from time to time. Subtenant shall not service or store any vehicles on the Premises without the prior consent of Sublandlord.
          9.10 Common Areas. The term “Common Areas” is defined as all areas and facilities outside the Building and within the exterior boundary line of the Premises and interior utility raceways and installations within the Building that are provided and designated by Sublandlord from time to time for the general non-exclusive use of Sublandlord, Subtenant and other tenants of the Building and their respective employees, suppliers, shippers, customers, contractors and invitees, including stairwells, elevator, parking areas, loading and unloading areas, trash areas, roadways, driveways, walkways, and landscaped areas. The Sublandlord grants the Subtenant, for the benefit of Subtenant, its employees, suppliers, shippers, contractors, customer and invitees, during the Term of this Sublease, the nonexclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers and privileges reserved by Sublandlord or the Master Landlord under the terms of this Sublease or the Master Lease.
          9.11 Reception. Subtenant shall permit the Second Floor Occupant and its officers, employees, contractors and invitees (collectively, “Second Floor Occupant Parties”) to have access to the Second Floor Space twenty-four (24) hours per day, seven (7) days per week through the Building’s lobby and reception area portion of the Subleased Premises that is shown as shaded on Exhibit F as attached hereto (the “Reception Area”), and Sublandlord reserves such right herein; provided, however, the Second Floor Occupant Parties shall comply with all reasonable security requirements and policies of Subtenant that do not unreasonably restrict access to the Second Floor Space in connection with such access rights.
          9.12 Signage. Subject to Section 34 of the Master Lease, Subtenant shall be allowed external monument signage as is approved by the Sublandlord and Master Landlord. The size of such external signage and directional signage shall be consistent with Subtenant’s Pro Rata Share. Subtenant shall also be allowed exclusive internal signage in the Reception Area of the Building as is approved by the Sublandlord and Master Landlord and the Second Floor Occupant’s internal signage rights shall be limited to the second floor of the Building; provided, however, the Second Floor Occupant shall be permitted internal directional signage in the Reception Area consistent with its pro rata share of rentable square footage in the Building, which signage shall be subject to Subtenant’s prior approval.
          9.13 Improvements. Subject to Section 7.3 of the Sublease, Subtenant shall not make any improvements or alterations to the Subleased Premises without the prior written consent of Sublandlord and Master Landlord; provided, however, no prior consent of Sublandlord shall be required for any alterations which are non-structural in nature, do not adversely affect the Building systems and do not exceed $25,000.00 in any year. Subtenant shall present to Sublandlord in written form detailed plans for any proposed improvements or alterations. All consents given by Sublandlord shall be deemed conditioned upon (i) the consent of the Master Landlord, (ii) Subtenant’s acquiring all applicable permits required by governmental authorities, (iii) the furnishing of copies of such permits together with a copy of the plans and specifications for such improvements or alterations to Sublandlord prior to the commencement of the work thereon, and (iv) the compliance by Subtenant with all conditions of said permits. Sublandlord shall indicate in writing whether any proposed alterations shall be required to be removed at the expiration of the Term at the same time Sublandlord gives its consent to such alterations. In the event that Subtenant requests Sublandlord’s consent and Sublandlord fails to indicate whether such removal shall be required at the time of its consent, Sublandlord shall be conclusively deemed to have waived its right to require such removal. Any improvements or alterations done by Subtenant during the Term of this Sublease shall be done in a good and workmanlike manner with good and sufficient materials and in compliance with all applicable laws. The Subtenant shall promptly upon the completion thereof furnish Sublandlord with as-built plans and specifications therefor. Sublandlord may (but without obligation to do so) condition its consent to any requested improvement or alteration that costs $100,000.00 or more upon Subtenant’s providing Sublandlord with a lien and completion bond in an amount equal to one and one-half times the estimated cost of such improvement or alteration and/or upon Subtenant’s posting an additional security deposit with Sublandlord under Section 3 hereof.
     10. Indemnity. Subtenant agrees to protect, defend, indemnify, and hold Sublandlord harmless from and against any and all liabilities, claims, expenses, losses and damages (including reasonable attorney fees and costs), that may at any time be asserted against Sublandlord by (a) the Master Landlord for failure of Subtenant to perform any of the covenants, agreements, terms, provisions, or conditions contained in the Master Lease that Subtenant is obligated to perform under the provisions of this Sublease; or (b) any person as a result of Subtenant’s use or occupancy of the Subleased Premises, except to the extent any of the foregoing is caused by the gross negligence or willful misconduct of Sublandlord. The provisions of this Section 10 will survive the expiration or earlier termination of this Sublease.
     11. Cancellation of Master Lease. In the event the Master Lease is canceled or terminated for any reason, or involuntarily surrendered by operation of law before the expiration date of this Sublease, Subtenant agrees, at the sole option of the Master Landlord, to attorn to the Master Landlord for the balance of the Term of this Sublease and on the then executory terms of this Sublease. That attornment will be evidenced by a non-disturbance agreement in form and substance reasonably satisfactory to the Master Landlord and Subtenant. Subtenant agrees to execute and deliver such an agreement at any time within ten (10) business days after request by the Master Landlord. Subtenant waives the provisions of any law now or later in effect that may provide Subtenant any right to terminate this Sublease or to surrender possession of the Subleased Premises in the event any proceeding is brought by the Master Landlord to terminate the Master Lease.
     12. Certificates. Each party to this Sublease will, from time to time as requested by the other party, on not less than twenty (20) days prior written notice, execute, acknowledge, and deliver to the other party a statement in writing certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications that this Sublease is in full force and effect as modified and stating the modifications). That statement will certify the dates to which base rent, additional rent, and any other charges have been paid. That statement will also state whether, to the knowledge of the person signing the certificate, the other party is in default beyond any applicable grace period provided in this Sublease in the performance of any of its obligations under this Sublease. If the other party is in default beyond any applicable grace period, the statement will specify each default of which the signer then has knowledge. It is intended that this statement may be relied on by others with whom the party requesting that certificate may be dealing.
     13. Assignment or Subleasing. Subject to the rights of the Master Landlord and the restrictions contained in Section 12 of the Master Lease, Subtenant may not assign this Sublease or sublet all or any portion of the Subleased Premises without the prior written consent of Sublandlord, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, Sublandlord’s consent shall not be required for any Permitted Transfer.
     14. General Provisions.

          14.1 Severability. If any provision of this Sublease or the application of any provision of this Sublease to any person or circumstance is, to any extent, held to be invalid or unenforceable, the remainder of this Sublease or the application of that provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected, and each provision of this Sublease will be valid and be enforced to the fullest extent permitted by law.
          14.2 Entire Agreement; Waiver. This Sublease constitutes the final, complete and exclusive statement between the parties to this Sublease pertaining to the Subleased Premises, supersedes all prior and contemporaneous understandings or agreements of the parties, and is binding on and inures to the benefit of their respective heirs, representatives, successors, and assigns. No party has been induced to enter into this Sublease by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Sublease. Any agreement made after the date of this Sublease is ineffective to modify, waive, release, terminate, or effect an abandonment of this Sublease, in whole or in part, unless that agreement is in writing, is signed by the parties to this Sublease, and specifically states that that agreement modifies this Sublease.
          14.3 Captions. Captions to the Sections in this Sublease are included for convenience only and do not modify any of the terms of this Sublease.
          14.4 Further Assurances. Each party to this Sublease will at its own cost and expense execute and deliver such further documents and instruments and will take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Sublease.
          14.5 Governing Law. This Sublease will be governed by and in all respects construed in accordance with the laws of the State of California.
          14.6 Consent of Landlord. The Master Landlord’s written consent to this Sublease in accordance with the terms of Article 12 of the Master Lease is a condition subsequent to the validity of this Sublease. If the Master Landlord’s consent has not been obtained and a copy of that consent delivered to Subtenant by the thirtieth (30th) day following the date of this Sublease, each party shall thereafter have the ongoing right, subject to the terms of this Section 14.6, to terminate this Sublease pursuant to a notice (the “Termination Notice”) so stating delivered to Sublandlord. If Sublandlord fails to deliver to Subtenant the consent of Master Landlord to this Sublease within ten (10) days following receipt of the Termination Notice (the “Termination Date”), this Sublease shall automatically terminate and the parties shall be released from any further obligations under this Sublease. If, however, Sublandlord delivers to Subtenant the consent of Master Landlord on or before the Termination Date, the condition subsequent set forth in this Section 14.6 shall be satisfied and this Sublease shall continue in full force and effect.
          14.7 Condemnation. In the event that all of the Subleased Premises are taken, this Sublease shall terminate in accordance with the terms of the Master Lease. If less than all of the entire Subleased Premises are taken, the provisions of the Master Lease shall control with respect to whether this Sublease will be terminated as a result thereof, and with respect to restoration of the Subleased Premises. Subtenant shall have no right to share in any condemnation proceeds received by Sublandlord; provided, however, Subtenant shall have the right to pursue any separate award for loss of its equipment, trade fixtures and moving expenses. In no event will Sublandlord be in default under this Sublease or be liable to Subtenant or any other person for direct, indirect, or consequential damages, or otherwise (except to the extent caused by Sublandlord’s gross negligence or willful misconduct), for any termination of the Master Lease pursuant to such provisions, or for any failure of Master Landlord to repair or restore the Subleased Premises or to otherwise perform any of its obligations under such condemnation provisions in the Master Lease.
          14.8 Casualty. In the event that the Subleased Premises shall be damaged by fire or other casualty, Sublandlord shall have no responsibility for restoration of the Subleased Premises. The casualty provisions of the Master Lease shall control with respect to termination of this Sublease and restoration of the Subleased Premises. In no event will Sublandlord be in default under this Sublease or be liable to Subtenant or any other person for direct, indirect or consequential damages, or otherwise (except to the extent caused by Sublandlord’s gross negligence or willful misconduct), for any termination of the Master Lease pursuant to such provisions, or for any failure of Master Landlord to repair or restore the Subleased Premises or to otherwise perform any of its obligations under such casualty provisions in the Master Lease.
          14.9 Capitalized Terms. All terms spelled with initial capital letters in this Sublease that are not expressly defined in this Sublease will have the respective meanings given such terms in the Master Lease.
          14.10 Word Usage. Unless the context clearly requires otherwise, (a) the plural and singular numbers will each be deemed to include the other; (b) the masculine, feminine, and neuter genders will each be deemed to include the others; (c) “shall,” “will,” “must,” “agrees,” and “covenants” are each mandatory; (d) “may” is permissive; (e) “or” is not exclusive; and (f) “includes” and “including” are not limiting.
          14.11 “Including”. The term “including” as used herein shall be interpreted to mean including without limitation.
          14.12 Incorporation of Exhibits. The various exhibits to this Sublease are hereby incorporated by reference into this Sublease.
          14.13 Venue; Counterparts. In any action brought or arising out of this Sublease, the parties hereto hereby consent to the jurisdiction of any federal or state court having proper venue within the State of California and also consent to the service of process by any means authorized by California or federal law. The parties hereby agree that any proceeding relating to any dispute under this Sublease or with respect to the interpretation of any provision of this Sublease shall be conducted in San Diego, California. This Sublease may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same Sublease.

     The parties have executed this Sublease as of the date specified above.

SUBLANDLORD:

CANCERVAX CORPORATION,
a Delaware corporation

By:	/s/ David F. Hale

Name:	David F. Hale

Title:	President and CEO

SUBTENANT:

GENOPTIX, INC.
a Delaware corporation

By:	/s/ Tina S. Nova, Ph.D.

Name:	Tina S. Nova, Ph.D.

Title:	President and CEO

EXHIBIT A
MASTER LEASE
[Attached]

EXHIBIT B
DESCRIPTION OF SUBLEASED PREMISES
     The ground floor (consisting of 46,527 square feet) of the office building located at 2110 Rutherford Road, Carlsbad, California.

EXHIBIT C
BASE RENT SCHEDULE
     Beginning on August 1, 2006, the Base Rent to be paid by the Subtenant to Sublandlord shall be as follows:

May 1, 2006 through July 31, 2006	-	No Base Rent
August 1, 2006 through June 30, 2007	-	$81,422.25 ($1.75 per rentable square foot) per month
July 1, 2007 through June 30, 2008	-	$83,864.92 ($1.80 per rentable square foot) per month
July 1, 2008 through June 30, 2009	-	$86,380.87 ($1.86 per rentable square foot) per month
July 1, 2009 through June 30, 2010	-	$88, 972.29 ($1.91 per rentable square foot ) per month
July 1, 2010 through June 30, 2011	-	$91,641.46 ($1.97 per rentable square foot) per month
July 1, 2011 through June 30, 2012	-	$94,390.70 ($2.03 per rentable square foot) per month
     Subtenant agrees to pay to Sublandlord the Base Rent according to the terms and conditions set forth in Section 3 of this Sublease.

EXHIBIT D-1
CARD ACCESS PLAN

EXHIBIT D-2
DEMISING WALL IMPROVEMENTS

EXHIBIT E
LIST OF FF&E

EXHIBIT F
SECOND FLOOR OCCUPANT ACCESS AREAS